EXHIBIT 99.1

2929 Seventh Street, Suite 100 Berkeley, CA 94710
Contact:
Dynavax Technologies Corporation
Shari Annes
Corporate Communications
Phone (650) 888-0902
Email: sannes@dynavax.com
Dynavax’s HEPLISAV™ Hepatitis B Vaccine Shows 100% Seroprotection
Regardless of Vaccination Schedule in Phase 2 Trial
Equivalent Seroprotection from Shorter Two-Dose Vaccination Schedule
Berkeley, CA — December 4, 2006 — Dynavax Technologies Corporation (Nasdaq: DVAX) announced today positive results from a Phase 2 trial comparing two different vaccination schedules of HEPLISAV, its hepatitis B virus (HBV) vaccine. The primary endpoint is comparative seroprotection after the second dose. The data was reported today in a poster at the Canadian Immunization Conference in Winnipeg, Manitoba, Canada by Dr. Scott A. Halperin, Professor of Pediatrics and Microbiology and Immunology at Dalhousie University and Head of Pediatric Infectious Disease at the Halifax-based IWK Health Center.
The data show that 100% seroprotection is achieved whether the second dose is administered one or two months after the first.
According to Melissa Malhame, project leader for hepatitis B vaccines, “The data presented in Canada are the first reported that support our decision to study a two-dose, 0 and 1-month vaccination schedule for HEPLISAV in our upcoming Phase 3 trials. By vaccinating at 0 and 1 month, we once again see that HEPLISAV has a rapid onset of immunogenicity that can effectively be translated to an even shorter, more convenient vaccination schedule without compromising effectiveness.”
Dr. Halperin indicated that 100% of all subjects were seroprotected at month three (3) and that all subjects sustained seroprotection at month eight (8). HEPLISAV was found to be safe and well tolerated.
The Phase 2 trial enrolled more than 40 seronegative subjects, 18 - 39 years of age, at one study site in Canada. One group of subjects received HEPLISAV at 0 and 1 month; the other group received HEPLISAV at 0 and 2 months.
Dynavax plans to pursue approval of a two-dose regimen administered at 0 and 1 month, and expects to initiate multi-center, international Phase 3 trials in Europe, Canada and the United States before the year-end, comparing the two-dose regimen against Engerix-B in patients from 11 to 55 years of age. The first dosing is expected in Canada, followed in early 2007 by dosing in the U.S. and in Europe. These trials are expected to be completed in 2008.
Dynavax’s HBV vaccine is based on its proprietary immunostimulatory sequence (ISS) that specifically targets Toll-Like Receptor 9 (TLR9) to stimulate an innate immune response. Dynavax’s HBV vaccine combines ISS with HBV surface antigen (HBsAg) and is designed to significantly enhance the level, speed and longevity of protection. As a result of its acquisition of Rhein Biotech in April 2006, the company has secured manufacturing capabilities in Düsseldorf, Germany for producing both clinical and commercial quantities of the vaccine.

About Dynavax
Dynavax Technologies Corporation discovers, develops, and intends to commercialize innovative TLR9 agonist-based products to treat and prevent allergies, infectious diseases, cancer, and chronic inflammatory diseases using versatile, proprietary approaches that alter immune system responses in highly specific ways. Our TLR9 agonists are based on immunostimulatory sequences, or ISS, which are short DNA sequences that enhance the ability of the immune system to fight disease and control chronic inflammation. Our pipeline includes: TOLAMBA™, a ragweed allergy immunotherapeutic, for which a major safety and efficacy trial (DARTT) is currently underway, and that is in a supportive clinical trial in ragweed allergic children; HEPLISAV™, a hepatitis B vaccine in Phase 3; and a therapy for non-Hodgkin’s lymphoma in Phase 2. Our pre-clinical asthma and COPD programs are partnered with AstraZeneca. Funding for our preclinical programs in cancer, therapies for hepatitis B and hepatitis C; and for an influenza vaccine has been provided by Symphony Dynamo, Inc. and the NIH, and these programs represent future partnering opportunities. For more information, please visit www.dynavax.com.
This press release contains forward-looking statements that are subject to a number of risks and uncertainties, including statements about the potential safety and efficacy of HEPLISAV, whether successful results may be shown in additional clinical studies, the timing of and whether HEPLISAV may show similar or supportive results in the planned Phase 3 clinical studies and the potential for HEPLISAV to achieve clinical and commercial success. Actual results may differ materially from those set forth in this press release due to the risks and uncertainties inherent in our business, including difficulties or delays in development, achieving the objectives of our collaborative and licensing agreements and obtaining regulatory approval for our products; the scope and validity of patent protection for our products; possible claims against us on the patent rights of others; competition from other companies; our ability to obtain additional financing to support our operations; and other risks detailed in the “Risk Factors” section of our Annual Report on Form 10-K and Quarterly Report on Form 10-Q. We undertake no obligation to revise or update information herein to reflect events or circumstances in the future, even if new information becomes available.
# # #